Exhibit 99.1

            PNM Reports 2001 Third Quarter Earnings of $32.8 Million

ALBUQUERQUE, N.M. October 24, 2001 - PNM, Public Service Company of New Mexico (NYSE:PNM) today reported net earnings for the three months ended September 30, 2001, of $32.8 million, or $0.82 per share of common stock (diluted). In the comparable three months in the preceding year, PNM earnings were $46.9 million, or $1.18 per diluted share.

Ongoing earnings for the quarter were $0.96 per share. Expenses related to PNM's transaction with Western Resources and the write-off of an investment in a technology company reduced earnings by $0.14 per share during the third quarter 2001. One-time gains and charges recorded during the third quarter of 2000 added a net of 17 cents per share to earnings. Before those special items, ongoing earnings for the third quarter 2000 were $1.01 per share.

Total operating revenues for the quarter were up nearly 25 percent, to $621.9 million, compared to the same quarter last year. Higher purchased power expenses and increased operating expenses compared to the same period last year offset the increase in operating revenue. Operating income of $47.4 million was unchanged from the comparable three months in 2000.

PNM net earnings for the nine months ended September 30, 2001, totaled $145.9 million, or $3.66 per diluted share, on operating revenues of $2.02 billion. In the first nine months of last year, PNM net earnings totaled $86.9 million, or $2.17 per diluted share, on total operating revenues of $1.15 billion.

"PNM continues on track for a record year in revenues and earnings," said PNM Chairman, President and Chief Executive Officer Jeff Sterba. "Our electric revenues are up more than 80 percent so far this year compared to last year, and net earnings for the first nine months of the year were 68 percent higher than the same period last year."

Electric Sales and Revenues

PNM wholesale power revenues totaled $428.5 million in the third quarter, a 45.7 percent increase over the $294.1 million in wholesale revenues reported for the comparable period in 2000. Wholesale power sales totaled 3.5 million megawatt-hours (MWh), compared to wholesale sales of 3.3 million MWh in the third quarter of 2000.

Total retail electric sales increased 2.4 percent during the third quarter, to 2 million MWh. Retail electric revenues totaled $153.7 million, compared to $150.1 million in the same period last year. Electric gross margin (operating revenues less fuel and purchased power expenses) was $166.4 million in the third quarter 2001, compared to $158.4 million in the third quarter 2000.

Summer temperatures in New Mexico were warmer than average in 2001, but cooler than during the same months last year. Cooling degree days (a measure of the variation in daily mean temperature above 65 degrees Fahrenheit) in the most recent quarter totaled approximately 7.6 percent less than during the comparable three months in 2000. The company estimates that weather-adjusted retail electric sales in the third quarter grew at an average annual rate of 2.5 to 3.0 percent.

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

                            Exhibit 99.1 (continued)

"With this strong third quarter, it's clear that PNM will post record-setting earnings this year," Sterba said. "We estimate the company's ongoing earnings will be about $4.50 for 2001. Lower expected wholesale prices next year will reduce ongoing earnings to the range of between $3.00 and $3.50 a share in 2002. The lower end of that range is likely if a slowdown in the economy continues through next year and forward power prices remain at current levels."

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM stock is traded primarily on the NYSE under the symbol PNM.


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


                                             Exhibit 99.1 (continued)

              PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)


                                                Three Months Ended        Nine Months Ended       Twelve Months Ended
                                                   September 30             September 30              September 30
                                              ----------------------- ------------------------ ------------------------
                                                 2001        2000         2001         2000        2001        2000
                                              ----------- ----------- ------------ ----------- ------------ -----------
Operating Revenues:
  Electric...................................  $ 582,066   $ 444,101  $1,704,390    $ 943,681  $2,049,900   $1,158,585
  Gas........................................     39,649      55,133     318,670      204,193     434,401      269,472
  Unregulated................................        180         243       1,456        1,935       1,680        4,502
                                              ----------- ----------- ------------ ----------- ------------ -----------

    Total operating revenues.................    621,895     499,477   2,024,516    1,149,809   2,485,981    1,432,559
                                              ----------- ----------- ------------ ----------- ------------ -----------

Operating Expenses:
  Cost of energy sold........................    429,965     316,519   1,360,904      664,636   1,646,149      797,495
  Operation and maintenance costs............     93,867      84,317     275,382      251,699     371,174      344,860
  Depreciation and amortization..............     24,194      23,022      72,343       69,664      95,738       92,586
  Taxes, other than income taxes.............      6,380       9,103      21,436       25,234      30,607       31,497
  Income taxes, net                               20,067      19,064      89,182       32,523     110,623       34,579
                                              ----------- ----------- ------------ ----------- ------------ -----------

    Total operating expenses.................    574,473     452,025   1,819,247    1,043,756   2,254,291    1,301,017
                                              ----------- ----------- ------------ ----------- ------------ -----------

    Operating income.........................     47,422      47,452     205,269      106,053     231,690      131,542
                                              ----------- ----------- ------------ ----------- ------------ -----------

Other Income and Deductions, Net of Tax......      1,033      15,569     (10,921)      29,827      (6,834)      39,162
                                              ----------- ----------- ------------ ----------- ------------ -----------

    Income before interest charges...........     48,455      63,021     194,348      135,880     224,856      170,704

Net Interest Charges.........................     15,680      16,108      48,424       49,029      64,837       66,942
                                              ----------- ----------- ------------ ----------- ------------ -----------

Net Earnings.................................     32,775      46,913     145,924       86,851     160,019      103,762

Preferred Stock Dividend Requirements........        147         147         440          440         586          586
                                              ----------- ----------- ------------ ----------- ------------ -----------

Net Earnings Applicable to Common Stock......   $ 32,628    $ 46,766    $145,484     $ 86,411    $159,433     $103,176
                                              =========== =========== ============ =========== ============ ===========

Earnings Per Share of Common Stock (Basic)      $   0.83    $   1.19    $   3.72     $   2.18    $   4.08     $   2.59
                                              =========== =========== ============ =========== ============ ===========

Average Shares Outstanding (Basic)...........     39,118      39,363      39,118       39,623      39,109       39,912
                                              =========== =========== ============ =========== ============ ===========

Earnings Per Share of Common Stock (Diluted)    $   0.82    $   1.18    $   3.66     $   2.17    $   4.01     $   2.58
                                              =========== =========== ============ =========== ============ ===========

Average Shares Outstanding (Diluted).........     39,748      39,651      39,771       39,749      39,728       40,016
                                              =========== =========== ============ =========== ============ ===========

Dividends Paid Per Share of Common Stock.....   $   0.20    $   0.20    $   0.60     $   0.60    $   0.80     $   0.80
                                              =========== =========== ============ =========== ============ ===========


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